Exhibit 11.1 - Statement Regarding Computation of Per share Earnings

(Unaudited)
(in thousands except per share data)

                      Three Months Ended Three Months Ended
                       December 31, 2000 December 31, 1999

Basic
     Average Common Shares
     outstanding                               4,563                  4,516
Net income (loss)
                                            $    195               $   (372)
Per share amount                            $    .04               $   (.08)
Diluted
     Average Common Shares outstanding         4,563                  4,516
     Net effect of dilutive  stock
       options  based on the Treasury
       stock method using the average
       market price                               14                    ---


Total                                          4,577                  4,516

Net income (loss)                           $    195               $   (372)

Per share amount                            $    .04               $   (.08)
